Exhibit 10.1

Form of 2007 Restricted Stock Agreement

NCR 2006 Stock Incentive Plan

You have been awarded a number of restricted shares of NCR common stock (the “Restricted Stock”) under the 2006 Stock Incentive Plan (the “Plan”) of NCR Corporation (“NCR”), as described on the restricted share grant information page on the website of NCR’s third party Plan administrator (the “Information Page”), subject to the terms and conditions of this 2007 Restricted Stock Agreement (this “Agreement”) and the Plan.

1. All or a portion of the Restricted Stock will become non-forfeitable (“Vested”) on the vesting date(s) described on the Information Page (each, a “Vesting Date”), provided that you are continuously employed by NCR or any of its affiliate companies (referred to collectively herein as “NCR”) until the Vesting Date.

2. If your employment with NCR terminates prior to your Vesting Date due to (i) your death; or (ii) cessation of active employment by NCR as a result of a disability for which you qualify for benefits under the NCR Long-Term Disability Plan or another long-term disability plan sponsored by NCR (“Disability”); then, upon such termination of employment, the restricted stock award will become fully Vested. If your employment with NCR terminates prior to your Vesting Date due to your (a) Retirement (defined as termination by you of your employment with NCR at or after age 55 other than, if applicable to you, for Good Reason (as described below) following a Change in Control (as defined in the Plan)); or (b) reduction-in-force; then, upon such termination of employment, a pro rata portion of the Restricted Stock will become fully Vested. The pro rata portion of the Restricted Stock that will become fully Vested will be determined by multiplying the total number of the shares of Restricted Stock awarded pursuant to this Agreement by a fraction, the numerator of which is the number of full and partial months of employment that you completed after the date of grant of this award (the “Grant Date”), and the denominator of which is the total number of months during the period beginning on the Grant Date and ending on your Vesting Date.

Notwithstanding any provision in this Agreement to the contrary, in the event a Change in Control occurs and this restricted stock award is not assumed, converted or replaced by the continuing entity, the Restricted Stock shall become fully Vested immediately prior to the Change in Control. In the event of a Change in Control wherein this restricted stock award is assumed, if a Termination of Employment (as defined in the Plan) by the Company other than for Cause or Disability (as such terms are defined in the Plan) occurs during the twenty-four (24) months following the Change in Control, the Restricted Stock shall become fully Vested immediately upon your Termination of Employment. If you are a participant in the NCR Change in Control Severance Plan, an NCR Severance Policy or a similar arrangement that defines “Good Reason” in the context of a resignation following a Change in Control and you terminate your employment for Good Reason as so defined within twenty-four (24) months following a Change in Control, the Restricted Stock shall become fully vested immediately upon your Termination of Employment.

3. If your employment terminates prior to your Vesting Date for any reason other than as described in Section 2, the Restricted Stock will automatically terminate and be forfeited.

4. By accepting this award, except to the extent that disclosure is required by applicable law or regulation, you agree to keep this Agreement confidential and not to disclose its contents to anyone except your attorney, your immediate family, or your financial consultant, provided such persons agree in advance to keep such information confidential and not disclose it to others. The Restricted Stock will be forfeited if you violate the terms and conditions of this Section 4.

5. You will be the record owner of the Restricted Stock until such shares are forfeited, and as the record owner you will be entitled to all rights of a common stockholder of NCR, including without limitation, voting rights and rights to cash and in-kind dividends, if any, on the Restricted Stock; provided, however, that the right to dividends will be subject to Section 7 below, and, prior to your Vesting Date, the Restricted Stock is not freely transferable. As soon as practicable after your Vesting Date, subject to Section 7 below, NCR will instruct its Transfer Agent and/or its third party Plan administrator to release the restrictions on your record account and the Restricted Stock will become freely transferable.

6. At all times before your Vesting Date, the Restricted Stock may not be sold, transferred, pledged, assigned or otherwise alienated, except by beneficiary designation, will or by the laws of descent and distribution upon your death.

7. Any cash dividends on the Restricted Stock declared before your Vesting Date shall not be paid currently, but shall be reinvested in shares of common stock of NCR. Any shares resulting from such reinvestment (the “Dividend Shares”) will be considered Restricted Stock for purposes of this Agreement and will be subject to all of the terms, conditions and restrictions set forth herein. As of each date that NCR would otherwise pay the declared dividend on the Restricted Stock (the “Dividend Payment Date”) in the absence of the reinvestment requirements of this Section 7, the number of Dividend Shares will be determined by dividing the amount of dividends attributable to the Restricted Stock but not paid on the Dividend Payment Date by the closing price of NCR’s common stock on the Dividend Payment Date. The Committee may, in its discretion, take such action as it deems appropriate regarding in-kind dividends or distributions with respect to the Restricted Stock prior to your Vesting Date, which actions may include, without limitation, current distribution or liquidation or reinvestment in Restricted Stock. Any securities or property so distributed may, in the Committee’s discretion, be subject to any or all of the forfeiture provisions set forth in this Agreement.

8. NCR has the right to deduct or cause to be deducted from, or collect or cause to be collected, with respect to the taxation of any Restricted Stock, any federal, state or local taxes required by the laws of the United States or any other country to be withheld or paid with respect to the Restricted Stock, and you or your legal representative or beneficiary will be required to pay any such amounts. By accepting this award, you consent and direct that, if you are paid through NCR’s United States payroll system at the time the Restricted Stock vests, NCR’s stock plan administrator may withhold or sell the number of shares underlying Restricted Stock from your award as NCR, in its sole discretion, deems necessary to satisfy such withholding requirements. If you are paid through a non-United States NCR payroll system, you agree that NCR may satisfy any withholding obligations by withholding cash from your compensation otherwise due to you or by any other action as it may deem necessary to satisfy any withholding obligation.

9. The Restricted Stock will be forfeited if the Committee determines that you engaged in misconduct in connection with your employment with NCR.

10. In exchange for the Restricted Stock, you agree that during your employment with NCR and for a period of twelve (12) months after the termination of employment (or if applicable law mandates a maximum time that is shorter than twelve months, then for a period of time equal to that shorter maximum period), regardless of the reason for termination, you will not, without the prior written consent of the Chief Executive Officer of NCR, (1) render services directly or indirectly to, or become employed by, any Competing Organization (as defined in this Section 10) to the extent such services or employment involves the development, manufacture, marketing, sale, advertising or servicing of any product, process, system or service which is the same or similar to, or competes with, a product, process, system or service manufactured, sold, serviced or otherwise provided by NCR to its customers and upon which you worked or in which you participated during the last two (2) years of your NCR employment; (2) directly or indirectly recruit, hire, solicit or induce, or attempt to induce, any exempt employee of NCR to terminate his or her employment with or otherwise cease his or her relationship with NCR; or (3) solicit the business of any firm or company with which you worked during the preceding two (2) years while employed by NCR, including customers of NCR. If you breach the terms of this Section 10, you agree that in addition to any liability you may have for damages arising from such breach, any unvested Restricted Stock will be immediately forfeited, and you agree to pay to NCR the Fair Market Value of any Restricted Stock that Vested during the twelve (12) months prior to the date of your termination of employment. Such Fair Market Value shall be determined as of the Vesting Date.

As used in this Section 10, “Competing Organization” means an organization identified by the Chief Executive Officer of NCR as a Competing Organization for the year in which your employment with NCR terminates, and any other person or organization which is engaged in or about to become engaged in research on or development, production, marketing, leasing, selling or servicing of a product, process, system or service which is the same or similar to or competes with a product, process, system or service manufactured, sold, serviced or otherwise provided by NCR to its customers. The list of Competing Organizations identified by the Chief Executive Officer is maintained by the NCR Law Department.

11. By accepting this award, you agree that, where permitted by local law, any controversy or claim arising out of or related to your employment relationship with NCR shall be resolved by arbitration. If you are employed in the United States, the arbitration shall be pursuant to the NCR dispute resolution policy and the then current rules of the American Arbitration Association and shall be held in Dayton, Ohio. If you are employed outside the United States, where permitted by local law, the arbitration shall be conducted in the regional headquarters city of the business unit in which you work. The arbitration shall be held before a single arbitrator who is an attorney knowledgeable in employment law. The arbitrator’s decision and award shall be final and binding and may be entered in any court having jurisdiction. For arbitrations held in the United States, issues of arbitrability shall be determined in accordance with the federal substantive and procedural laws relating to arbitration; all other aspects shall be interpreted in accordance with the laws of the State of Ohio. Each party shall bear its own attorney’s fees associated with the arbitration, and other costs and expenses of the arbitration shall be borne as provided by the rules of the American Arbitration Association for an arbitration held in the United States, or similar applicable rules for an arbitration held outside the United States.

Notwithstanding the preceding subparagraph, you acknowledge that if you breach Section 10, NCR will sustain irreparable injury and will not have an adequate remedy at law. As a result, you agree that in the event of your breach of Section 10 NCR may, in addition to any other remedies available to it, bring an action in a court of competent jurisdiction for equitable relief to preserve the status quo pending appointment of an arbitrator and completion of an arbitration. You stipulate to the exclusive jurisdiction and venue of the state and federal courts located in Montgomery County, Ohio, the location from which NCR’s equity programs are administered, for any such proceedings.

12. Subject to the terms of this Agreement, you may designate one or more beneficiaries to receive all or part of any Restricted Stock to be distributed in case of your death, and you may change or revoke such designation at any time. In the event of your death, any Restricted Stock distributable hereunder that is subject to such a designation will be distributed to such beneficiary or beneficiaries in accordance with this Agreement. Any other Restricted Stock not designated by you will be distributable to your estate. If there is any question as to the legal right of any beneficiary to receive a distribution hereunder, the Restricted Stock in question may be transferred to your estate, in which event NCR will have no further liability to anyone with respect to such Restricted Stock.

13. The provisions of this Agreement are severable. If any provision of this Agreement is held to be unenforceable or invalid by a court or other tribunal of competent jurisdiction (including an arbitration tribunal), it shall be severed and shall not affect any other part of this Agreement, which will be enforced as permitted by law.

14. The terms of this award of Restricted Stock as evidenced by this Agreement may be amended by the NCR Board of Directors or the Committee.

15. In the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of the Plan, the terms and conditions of the Plan shall prevail, except that with respect to matters involving choice of law the terms and conditions of Section 11 of this Agreement shall prevail.

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